Exhibit 16.1

October 31, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: STW Resources Holding Corp.
Commission File No: 000-52654

Dear Ladies and Gentleman:

We have read the disclosure set forth in Item 4.01 of the Current Report on Form 8-K dated October 31, 2013 of STW Resources Holding Corp. and are in agreement with the statements insofar as they pertain to our firm.

Very Truly Yours,

KMJ Corbin & Company LLP

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